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    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 2000.


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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                                 SERANOVA, INC.
         --------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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

                 NEW JERSEY                                      22-3677719
--------------------------------------------    --------------------------------------------
      (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER IDENTIFICATION NO.)
       INCORPORATION OR ORGANIZATION)

  499 THORNALL STREET, EDISON, NEW JERSEY                          08837
--------------------------------------------    --------------------------------------------
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                       (ZIP CODE)
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                                 (732) 590-1600
             ------------------------------------------------------
                        (REGISTRANT'S TELEPHONE NUMBER,
                              INCLUDING AREA CODE)

    SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:  NONE

   SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                    COMMON STOCK, $0.01 PAR VALUE PER SHARE

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                                 SERANOVA, INC.

INFORMATION INCLUDED IN INFORMATION STATEMENT AND INCORPORATED IN FORM 10 BY REFERENCE

     Cross Reference Sheet Between Information Statement and Items of Form 10.

ITEM 1.  BUSINESS.


     The registrant, SeraNova, Inc., a New Jersey corporation, is a subsidiary of Intelligroup, Inc., a New Jersey corporation.


     The information required by this item is contained in the sections entitled "Summary," "Risk Factors" and "Business" of the Information Statement.

ITEM 2.  FINANCIAL INFORMATION.

     The information required by this item is contained in the sections entitled "Summary," "Capitalization," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Information Statement.

ITEM 3.  PROPERTIES.

     The information required by this item is contained in the section entitled "Business" of the Information Statement.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The information required by this item is contained in the sections entitled "Management -- Executive Compensation" and "Principal Shareholders" of the Information Statement.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

     The information required by this item is contained in the sections entitled "Management -- Directors, Executive Officers and Key Employees" of the Information Statement.

ITEM 6.  EXECUTIVE COMPENSATION.

     The information required by this item is contained in the section entitled "Management -- Executive Compensation" of the Information Statement.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     The information required by this item is contained in the sections entitled "The Spin-Off -- Agreements Between SeraNova and Intelligroup and Relationship After the Spin-off" and "Relationship with Intelligroup" of the Information Statement.

ITEM 8.  LEGAL PROCEEDINGS.

     The information required by this item is contained in the section entitled "Business -- Legal Proceedings" of the Information Statement.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     The information required by this item is contained in the sections entitled "The Spin-Off -- Manner of Effecting the Spin-off," "Principal Shareholders" and "Description of Capital Stock" of the Information Statement.

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

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.


     Since September 9, 1999, SeraNova has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, relating to sales by an issuer not involving any public offering, or under Rule 701 under the Securities Act of 1933 as transactions made pursuant to a written compensatory plan or pursuant to a written contract relating to compensation. The transactions were effected without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933. All recipients had adequate access to information about SeraNova.



          (i) On September 9, 1999, Intelligroup, Inc. formed Infinient, Inc. and was issued 100 shares of its common stock in connection therewith. On December 6, 1999, Infinient changed its name to SeraNova, Inc. On January 1, 2000, SeraNova, in connection with the transfer by Intelligroup of its Internet solutions business to SeraNova, issued 900 shares of its common stock to Intelligroup. The 1,000 shares currently held by Intelligroup are estimated to be 16,200,000 shares after giving effect to the contemplated stock split in order to effect a one SeraNova share-for-one Intelligroup share distribution in connection with the spin-off.



          (ii) Since September 9, 1999, SeraNova has granted stock options to purchase an aggregate of 3,236,092 shares of its common stock outside of any stock option plan at a weighted average exercise price of $3.19 per share.



          (iii) Since September 9, 1999, SeraNova has granted stock options to purchase an aggregate of 1,667,575 shares of its common stock under the 1999 Stock Plan at a weighted average exercise price of $6.51 per share.



          (iv) On March 14, 2000, SeraNova issued an aggregate of 50 shares of common stock to four (4) accredited institutional investors for an aggregate purchase price of $10,000,000. The 50 shares currently held by such investors are estimated to be 809,388 shares after giving effect to the contemplated stock split in order to effect a one SeraNova share-for-one Intelligroup share distribution in connection with the spin-off.


ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The information required by this item is contained in the sections entitled "Description of Capital Stock" and "Anti-Takeover Effects of Certain Certificate of Incorporation and By-Law Provisions" of the Information Statement.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The information required by this item is contained in the sections entitled "Anti-Takeover Effects of Certain Certificate of Incorporation and By-Law Provisions" and "Limitations on Directors' and Officers' Liability" of the Information Statement.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     The information required by this item is identified in the Index to Financial Statements of the Information Statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

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
    (a)  Financial Statements

           1. See the Index to Financial Statements on page F-1 of the Information Statement.
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
    (b)  Exhibits

          *2.1 Information Statement (attached to this Registration Statement as Annex A).

          *2.2 Distribution Agreement by and between Intelligroup, Inc. and SeraNova, Inc. dated as of January 1, 2000.

           3.1    Certificate of Incorporation of SeraNova, Inc.

           3.2    By-Laws of SeraNova, Inc.

         *10.1 Contribution Agreement by and between Intelligroup, Inc. and SeraNova, Inc. dated as of January 1, 2000.

         *10.2 Services Agreement by and between Intelligroup, Inc. and SeraNova, Inc. dated as of January 1, 2000.

          10.3 Space Sharing Agreement by and among Intelligroup, Inc. and SeraNova, Inc. dated as of January 1, 2000.

          10.4 Tax Sharing Agreement by and between Intelligroup, Inc. and SeraNova, Inc. dated as of January 1, 2000.

          10.5 Form of Indemnification Agreement by and between SeraNova, Inc. and each of its directors and executive officers.

          10.6 Employment Agreement by and between SeraNova, Inc. and Rajkumar Koneru dated as of September 9, 1999.

          10.7 Employment Agreement by and between SeraNova, Inc. and Ravi Singh dated as of September 9, 1999.

          10.8 Employment Agreement by and between SeraNova, Inc. and Rajan Nair dated as of October 1, 1999.

          10.9 Master Consulting Services Agreement by and between SeraNova, Inc. and Mueller/Shields dated as of December 21, 1999.

          10.10   1999 Stock Plan.

         *10.11 Registration Rights Agreement by and between SeraNova, Inc. and Evansville, Ltd. dated as of March 14, 2000.

         *10.12 Registration Rights Agreement by and between SeraNova, Inc. and Ampal -- American Israel Corporation, dated as of March 14, 2000.

         *10.13 Registration Rights Agreement by and between SeraNova, Inc. and NSA Investments, Inc. dated as of March 14, 2000.

         *10.14 Registration Rights Agreement by and between SeraNova, Inc. and SSB, Ltd. dated as of March 14, 2000.

         *10.15 Common Stock Purchase Option Agreement by and between SeraNova, Inc. and Global Emerging Markets North America, Inc. dated March 15, 2000.

          21.1    Subsidiaries of the Registrant.

          27.1    Financial Data Schedule.
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* Filed herewith. All other exhibits previously filed.


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                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          SERANOVA, INC.


                                          By: /s/ RAVI SINGH

                                            ------------------------------------

                                            Ravi Singh


                                            Chief Financial Officer



DATE:  March 17, 2000


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